ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES                   Exhibit 11.1

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

QUARTERS ENDED MARCH 31                                     2002            2001
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BASIC EARNINGS PER SHARE:
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Net Income .....................................      $  119,000      $  671,000
                                                      ==========      ==========

Weighted Average Shares Outstanding ............       3,856,904       3,856,539
                                                      ==========      ==========

Basic Earnings Per Share .......................           $ .03           $ .17
                                                           =====           =====

DILUTED EARNINGS PER SHARE:
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Net Income .....................................      $  119,000      $  671,000
                                                      ==========      ==========

Weighted Average and Dilutive Shares:
  Weighted average shares outstanding ..........       3,856,904       3,856,539
  Dilutive shares ..............................          21,543         195,154
                                                      ----------      ----------
                                                       3,878,447       4,051,693
                                                      ==========      ==========

Diluted Earnings Per Share .....................           $ .03           $ .17
                                                           =====           =====